                              As filed with the Securities and Exchange Commission on December 29, 1998

                                                                                                         Registration No. 333-
====================================================================================================================================


                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549
                                                              FORM S-3
                                                       REGISTRATION STATEMENT
                                                                Under
                                                     THE SECURITIES ACT OF 1933

                                                    THE SPECTRANETICS CORPORATION
                                       (Exact name of registrant as specified in its charter)


           Delaware                                  The Spectranetics Corporation                         84-0997049
  (State or other jurisdiction                           96 Talamine Court                             (I.R.S. employer
of incorporation or organization)                   Colorado Springs, Colorado 80907                 identification number)


                                                           (719) 633-8333
                                                  (Address, including zip code, and
                                               telephone number, including area code,
                                            of registrant's principal executive offices)

                                                          JOSEPH A. LARGEY
                                                President and Chief Executive Officer
                                                    The Spectranetics Corporation
                                                          96 Talamine Court
                                                  Colorado Springs, Colorado 80907
                                                           (719) 633-8333
                                      (Name, address, including zip code, and telephone number,
                                             including area code, of agent for service)

                                                             Copies to:
                                                     KIMBERLY L. WILKINSON, ESQ.
                                                        KAREN E. EBERLE, ESQ.
                                                          LATHAM & WATKINS
                                                  505 Montgomery Street, Suite 1900
                                                   San Francisco, California 94111
                                                           (415) 391-0600

     Approximate date of commencement of proposed sale to the public:  From time to time after this  Registration  Statement becomes effective.

     If the only securities  being registered on this Form are being offered  pursuant to dividend or interest  reinvestment  plans,
please check the following box. |_|

     If any of the securities  being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933,  other than securities  offered only in connection with dividend or interest  reinvestment  plans,
check the following box. |X|

     If this Form is filed to register  additional  securities  for an offering  pursuant to Rule 462(b) under the  Securities  Act, please check the following box and list the Securities  Act  registration  statement  number of the earlier  effective  registration
statement for the same offering. |_|

     If this Form is a post-effective  amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and
list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                          ----------------

                                                   CALCULATION OF REGISTRATION FEE
                                           Proposed Maximum      Proposed Maximum
Title of each class of Securities to         Amount to be          Offering Price       Aggregate Offering            Amount of
           be Registered                      Registered            Per Unit (1)             Price (1)            Registration Fee
====================================================================================================================================
Common Stock ($0.001 par value)                 3,800,000              $2.688                $10,212,690              $2,839.13
====================================================================================================================================

(1)  Estimated  solely for the purpose of computing the amount of registration  fee, based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on December 23, 1998, in accordance with Rule 457(c) promulgated under the  Securities Act of 1933.

     The Registrant hereby amends this Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further  amendment which  specifically  states that this  Registration  Statement shall thereafter become  effective in accordance  with Section 8(a) of the Securities Act of 1933 or until the  Registration  Statement  shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED DECEMBER 29, 1998


                          THE SPECTRANETICS CORPORATION
                        3,800,000 Shares of Common Stock


     This prospectus covers up to 3,800,000 shares (the "Shares") of common stock, par value $0.001 per share of The Spectranetics Corporation, a Delaware corporation (the "Company"). The Shares may be offered for sale by the stockholders of the Company named in this prospectus and their pledgees, donees, transferees or other successors in interest (the "Selling Stockholders"). The Selling Stockholders, directly or through agents, dealers, underwriters or market makers, may offer and sell from time to time all or any part of the Shares in amounts and on terms to be determined at the time of sale, including block trades at negotiated prices through market makers, or in the over-the-counter market at quoted market prices then prevailing on the Nasdaq National Market. The Selling Stockholders or any broker-dealer who may participate in sales of the Shares may use this prospectus. See "Plan of Distribution."

     The Company will not receive proceeds from the sale of the Shares. The Company will bear substantially all expenses of the offering of the Shares, except that the Selling Stockholders will pay any underwriting fees, discounts or commissions, and transfer taxes, as well as the fees and disbursements of their counsel.

     The Company's common stock is traded on the Nasdaq National Market under the symbol "SPNC." On December 28, 1998 the last sale price for the common stock as reported on the Nasdaq National Market was $2.8125.

                                 --------------

                     Investing in the Common Stock involves
                        certain risks. See "Risk Factors"
                              beginning on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 --------------

                 The date of this Prospectus is ________, 1999.

                                 --------------

The information contained in this prospectus is not complete and may be amended. These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

                                   THE COMPANY

     The Spectranetics Corporation (the "Company" or "Spectranetics") develops, manufactures, markets and distributes a proprietary excimer laser system (the CVX-300(R) laser unit and fiber optic delivery devices) for the treatment of certain coronary and vascular conditions. Spectranetics' excimer laser technology has been designed to ablate, or remove, tissue and is the only excimer laser system approved in the United States and Europe for use in minimally invasive cardiovascular applications. The excimer laser system is used for the recanalization of clogged blood vessels, or angioplasty, and for removal of lead wires from patients with implanted pacemakers or implantable cardioverter defibrillators. The Company has also received approval in Europe to market its products for upper and lower limb peripheral vascular disease and restenosed stents and is seeking regulatory approval in the United States for these indications. The Company's wholly owned subsidiary, Polymicro Technologies, Inc. ("Polymicro"), manufactures and distributes drawn silica glass products including capillary tubing and specialty fiber optics.

     The Company is a Delaware corporation formed in 1984. Its principal executive offices are located at 96 Talamine Court, Colorado Springs, Colorado 80907, telephone (719) 633-8333.

                                  RISK FACTORS

     This prospectus and the documents incorporated by reference herein contain projections and other forward-looking statements within the meanings of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These projections and forward-looking statements involve risks and uncertainties. Actual results could differ materially from these projections and forward-looking statements as a result of certain circumstances, including those set forth below. The Company's business, results of operations and financial condition are, and will continue to be, subject to the following risks:

     Continued Losses. The Company has incurred net losses since inception in June 1984. The Company anticipates that net losses will continue in the foreseeable future. The Company may not be able to achieve increased sales or profitability.

     Quarterly Fluctuations in Operating Results. The Company's results of operations have varied in the past based on the timing of capital equipment sales, investment in clinical trials, product development, and sales and marketing activities. The Company expects that its results of operations will continue to fluctuate from quarter to quarter based on these factors, as well as:

     o    the timing of regulatory approvals;

     o    market acceptance of products and new product introductions;

     o    implementation of health care reforms;

     o    changes in product mix between laser units and disposable devices;

     o    the Company's ability to manufacture products efficiently; and

     o    competition from other technologies.

     Lack of Liquidity. The Company believes that its existing cash, cash from operations and the proceeds from this Offering should be sufficient to execute its plans through December 31, 1999. However, the Company may need additional funds prior to that time. Additional financing, if required, may not be available on satisfactory terms, or at all. If financing is not available on acceptable terms, the

Company may be unable to make capital expenditures, compete effectively or withstand the effects of adverse market and economic conditions. Cash flow from operating activities may not be sufficient to sustain the Company's long-term operations unless the Company is able to increase sales and control expenses. To the extent the Company finances future operations through the issuance of equity securities, existing stockholders may suffer dilution.

     Limited Marketing Capability. The Company has limited sales and marketing capabilities. Many of the Company's competitors have extensive and well-funded sales and marketing operations. Competition for sales and marketing personnel is intense, and the Company has had and may continue to have difficulty attracting and retaining qualified sales and marketing personnel. The Company is in the process of establishing a direct sales force for its principal European markets. The Company has limited experience in managing an international sales force. The Company may be unable to develop a European sales force, and its sales and marketing efforts in Europe could be unsuccessful.

     Potential Difficulties in Managing Business Undergoing Rapid Change. The Company's future success will depend to a significant extent on the ability of its management personnel to operate effectively, both independently and as a group. To compete successfully against current and future competitors, complete clinical trials in progress, prepare additional products for clinical trials and develop future products, the Company believes that it must continue to expand its operations, particularly in the areas of research and development, sales and marketing, training, and manufacturing. If the Company were to experience significant growth in the future, such growth would likely result in new and increased responsibilities for management personnel and place significant strain upon the Company's management, operating and financial systems and resources. To accommodate such growth and compete effectively, the Company must continue to implement and improve information systems, procedures and controls, and to expand, train, motivate and manage its workforce. The Company's personnel, systems, procedures and controls may not be adequate to support the Company's future operations.

     Exposure from International Operations. Changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs or other trade regulations could adversely affect the Company's ability to market its products internationally. Certain of the Company's sales and expenses have been, and are expected to be, subject to the effect of foreign currency fluctuations. As the Company expands its international operations, it expects its sales and expenses denominated in foreign currencies to expand. Further, any significant changes in the political, regulatory or economic environments in which the Company conducts international operations may have a material impact on revenues and profits.

     Dependence on Key Personnel. The Company is dependent upon a limited number of key management and technical personnel, and the future success of the Company will depend in part upon its ability to attract and retain highly qualified personnel. The Company will compete for such personnel with other companies, academic institutions, government entities and other organizations. The Company could be adversely affected if it loses key personnel or is unable to hire or retain qualified personnel in the future.

     Uncertain Market Acceptance. Excimer laser technology is a relatively new procedure that competes with more established therapies, including balloon angioplasty, stent implantation and open chest surgery, as well as other evolving technologies, such as atherectomy. Market acceptance of the excimer laser system will depend on the perceived clinical efficacy of and patient need for excimer laser angioplasty and lead removal. Cost is another significant factor affecting market acceptance of the Company's products. The Company's products are expensive, and the marketplace may not be receptive to the Company's excimer laser systems. See "Limitations on Third-Party Reimbursement."

     Intense Competition. Competitors include manufacturers of balloon angioplasty devices, stents, products used in transmyocardial revascularization and percutaneous transmyocardial revascularization, and atherectomy devices. The Company also experiences competition from companies that develop lead extraction devices or removal methods. Almost all of the Company's competitors have substantially greater financial, manufacturing, marketing and technical resources than the Company. Spectranetics expects competition to intensify. The Company believes that the primary competitive factors in the interventional cardiovascular market are:

     o    the ability to treat a variety of lesions safely and effectively;

     o    the impact of managed care practices and procedure costs;

     o    ease of use;

     o    size and effectiveness of sales forces; and

     o    research and development capabilities.

     Dependence on Single Product Line. The Company derives approximately two-thirds of its revenues from the sale or lease of the CVX-300 laser unit and the sale of disposable devices. The Company's results of operations could be adversely affected if the Company's disposable devices fail to generate favorable clinical results or do not receive regulatory approvals in a timely manner or at all.

     Uncertain Impact of Health Care Reform. The federal government and certain states have already implemented or are considering legislation to effect health care reform. In addition, other legislative and industry groups are studying various health care issues. The Company cannot predict the timing of any such health care reform or its ultimate effect on the Company.

     Limitations on Third-Party Reimbursement. Hospitals generally purchase the CVX-300 laser unit. Hospitals then bill various third-party payors, such as government programs and private insurance plans, for the health care services provided to their patients. Unlike balloon angioplasty and atherectomy, laser angioplasty requires the purchase of expensive capital equipment. The federal Food and Drug Administration ("FDA") has required that the label for the CVX-300 laser unit indicate that adjunctive balloon angioplasty was performed in the majority of the procedures submitted to the FDA in the Company's application for pre-market approval. Adjunctive balloon angioplasty requires the purchase of a balloon catheter in addition to the laser catheter. Third-party payors may deny reimbursement for procedures they believe to be duplicative.

     Payors may also deny reimbursement if they determine that a device used in a procedure was experimental, was used for a non-approved indication or was not used in accordance with established pay protocols regarding cost effective treatment methods. In the future, laser angioplasty using the CVX-300 laser unit could be considered too costly by third-party payors, reimbursement could be unavailable for procedures using the Company's laser unit or, if available, payors' reimbursement policies could affect the Company's ability to sell its products profitably.

     Hospitals face increasing pressures from many payor sources to control health care costs. In addition, there are increasing pressures from public and private payors to limit increases in reimbursement rates for medical devices. The market for the Company's products and the Company's revenues and profitability could also be adversely affected by changes in governmental and private third-party payors' policies or by recent federal legislation that reduces reimbursements under the capital cost pass-through system for the Medicare program.

     Costs and Uncertainty of Regulatory Compliance. The Company is subject to extensive regulation by the FDA and comparable state and foreign agencies. Complying with these regulations can be costly and time consuming. Failure to comply with applicable regulatory requirements may result in, among other things, fines, suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. The Company may be unable to obtain future regulatory approval in a timely manner or at all if existing regulations are changed or new regulations are adopted.

     The Company is subject to international regulatory requirements that vary from country to country. International regulatory approval processes may take longer than the FDA approval process. In addition, the Company could encounter significant costs and requests for additional information in its efforts to obtain regulatory approvals. The Company may not be able to obtain or maintain international regulatory approvals for its products in the future. Any of these events could substantially delay or preclude the Company from marketing its products internationally.

     Uncertainties Related to Clinical Trials. All of the Company's potential products are subject to extensive regulation and will require approval from the FDA and other regulatory agencies prior to commercial sale. The results from pre-clinical testing and early clinical trials may not be predictive of results obtained in large clinical trials. Companies in the medical device industry have suffered significant setbacks in various stages of clinical trials, even in advanced clinical trials after promising results had been obtained in earlier trials.

     The development of safe and effective products is highly uncertain and subject to numerous risks. Product candidates that may appear to be promising in development may not reach the market for a number of reasons. Product candidates may:

     o    be found ineffective;

     o take longer to progress through clinical trials than had been anticipated;

     o    fail to receive necessary regulatory approval; or

     o    prove  impracticable  to  manufacture  in  commercial   quantities  at
          reasonable cost and with acceptable quality.

The product development process may take several years, depending on the type, complexity, novelty and intended use of the product.

     Sole Source Suppliers and Other Manufacturing Risks. The Company purchases certain components of its CVX-300 laser unit from several sole source suppliers. The Company does not have guaranteed commitments from these suppliers and orders products through purchase orders placed with these suppliers from time to time. While the Company believes that it could obtain replacement components from alternative suppliers, it may be unable to do so. In addition, the Company may encounter difficulties in scaling up production of laser units and disposable devices and hiring and training additional qualified manufacturing personnel. Any of these difficulties could lead to quarterly fluctuations in operating results and adversely affect the Company.

     Product Liability and Sufficiency of Insurance Coverage. The Company is subject to risk of product liability claims. The Company maintains product liability insurance with coverage and aggregate maximum amounts of $5 million. The coverage limits of the Company's insurance policies may be inadequate, and insurance coverage with acceptable terms could be unavailable in the future.

     Technological Change Resulting in Product Obsolescence. The health care industry is characterized by rapid technological progress. New developments are expected to continue at an accelerated pace in both industry and academia. Sales of the Company's products could be adversely affected by technological changes. Many companies, some of which have substantially greater resources than the Company, are engaged in research and development for the treatment and prevention of coronary artery disease. These include pharmaceutical approaches as well as development of new or improved angioplasty, atherectomy or other devices. The Company's products could be rendered obsolete as a result of future innovations in the treatment of vascular disease.

     Uncertainty Related to Patents and Proprietary Rights. The Company holds patents and licenses to use patented technology, and has patent applications pending. Any patents currently applied for by the Company may not be granted. In addition, the Company's patents may not be sufficiently broad to protect the Company's technology or to provide it with any competitive advantage. The Company's patents could be challenged as invalid or circumvented by competitors. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. The Company could be adversely affected if any of its licensors terminate the Company's licenses to use patented technology.

     The Company is aware of patents and patent applications owned by others relating to laser and fiber-optic technologies, which, if determined to be valid and enforceable, may be infringed by the Company. Holders of certain patents, including holders of patents involving the use of lasers in the body, have contacted the Company and requested that the Company enter into license agreements for the underlying technology. While the Company does not believe that it infringes upon any valid claim of these patents, a patent holder may file a lawsuit against the Company and may prevail. If the Company decides that it needs to license this technology, the Company may be unable to obtain these licenses on favorable terms or at all. The Company may not be able to develop or otherwise obtain alternative technology.

     Litigation concerning patents and proprietary rights is time-consuming, expensive, unpredictable and could divert the efforts of the Company's management. An adverse ruling could subject the Company to significant liability, require the Company to seek licenses and restrict the Company's ability to manufacture and sell its products.

     The Company also relies on trade secrets and unpatented know-how to protect its proprietary technology and may be vulnerable to competitors who attempt to copy its products or gain access to its trade secrets and know-how.

     Potential Anti-Takeover Effects of Rights Plan, Certificate of Incorporation and Bylaws. The Company has a stockholder rights plan that may prevent an unsolicited change of control of the Company. The rights plan may adversely affect the market price of the Company's common stock (the "Common Stock") or the ability of stockholders to participate in a transaction in which they might otherwise receive a premium for their shares. Under the rights plan, rights to purchase preferred stock in certain circumstances have been issued (and will be issued for any newly outstanding common stock) to holders of outstanding shares of Common Stock. Holders of the preferred stock are entitled to certain dividend, voting and liquidation rights that could make it more difficult for a third party to acquire the Company.

     The Company's Restated Certificate of Incorporation, as amended, and Bylaws contain provisions relating to issuance of preferred stock, special meetings of stockholders and amendment of Bylaws that could have the effect of delaying, deferring or preventing an unsolicited change in the control of the Company. The Company's Board of Directors are elected for staggered three-year terms, which prevents stockholders from electing all directors at each annual meeting and may have the effect of delaying or deferring a change in control of the Company.

     Potential Volatility of Stock Price. The market price of the shares of the Common Stock, similar to other health care companies, has been, and is likely to continue to be, highly volatile. Factors such as fluctuations in operating results, announcements of technological innovations or new products by the Company or its competitors, governmental regulation, developments with respect to patents or proprietary rights, public concern regarding the safety of products developed by the Company or others and general market conditions may have a significant effect on the market price of the Common Stock.

     Lack of Dividends. The Company has not declared or paid any dividends with respect to its Common Stock. The Company does not anticipate paying any dividends in the foreseeable future.

     Year 2000 Issues. The Company installed and implemented new computer systems at its Colorado and Arizona facilities in the first half of 1998. Although the Company's new software is designed to be year 2000 compliant, the Company cannot assure that this software contains all necessary data code changes. The Company is currently evaluating its other computer systems for year 2000 compliance. Although the Company expects all of its critical systems to be year 2000 compliant by June 30, 1999, there is a risk that some or all of the Company's systems will not be year 2000 compliant by 2000.

     Upon review of its product offerings, the Company has determined that the software within its products does not contain date-sensitive fields. As a result, the Company does not believe that its products will be affected by year 2000 issues. The Company cannot assure, however, that all of its products are year 2000 compliant.

     The Company is in the process of obtaining information from outside vendors regarding systems that interface with the Company's systems. Based on currently available information, the Company does not believe that year 2000 issues relating to these systems will adversely affect the Company. However, since third party year 2000 compliance is not within the Company's control, the Company cannot assure that any year 2000 issues affecting its outside vendors will not adversely affect the Company.

                            THE SELLING STOCKHOLDERS

     The following table provides information with respect to the Shares held and to be offered under this prospectus from time to time by each Selling Stockholder. Because the Selling Stockholders may sell all, some or none of their Shares pursuant to this prospectus, no estimate can be given as to the number and percentage of shares of Common Stock that will be held by each Selling Stockholder after any particular sale. See "Plan of Distribution."

     Each Selling Stockholder acquired its Shares from the Company in private placement transactions (the "Private Placement") pursuant to Stock Purchase Agreements, dated as of December 22, 1998, at a purchase price per share of $2.00.

                                               Number of Shares Owned
     Name of Selling Stockholder               Prior to this Offering        Number of Shares Being Offered
     ---------------------------               ----------------------        ------------------------------
Bond Survivor Trust                                      100,000                   100,000
Castle Creek Healthcare Partners LLC                     250,000                   250,000
Clarion Capital Corp.                                    125,000                   125,000
Clarion Offshore Fund LTD                                 31,250                    31,250
Clarion Partners, L.P.                                    93,750                    93,750
Michael T. Jackson Trust, New
     Technologies Fund                                   200,000                   200,000
Pequot Private Equity Fund, L.P.                       1,331,400                 1,331,400
Pequot Offshore Private Equity Fund,
     Inc.                                                168,600                   168,600
Special Situations Cayman Fund L.P.                      300,000                   300,000
Special Situations Private Equity
     Fund L.P.                                           450,000                   450,000
Special Situations Fund III L.P.                         750,000                   750,000
                                                       ---------                 ---------
        Total                                          3,800,000                 3,800,000
                                                       =========                 =========

     Cornelius C. Bond, Jr., the Trustee of the Bond Survivor Trust, is a director and stockholder of the Company. The Company is unaware of any other material relationship between any of the Selling Stockholders and the Company in the past three years, other than as a result of ownership of the Shares.

                              PLAN OF DISTRIBUTION

     The Company is registering the Shares on behalf of the Selling Stockholders. As used herein, "Selling Stockholders" includes donees, pledgees and transferees or other successors in interest selling Shares received from a named Selling Stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Stockholders. Sales of Shares may be effected by Selling Stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market or other national securities exchanges on which the Shares are traded, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Stockholders.

     The Selling Stockholders may effect such transactions in any manner permitted by law, including by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

     Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. The Company has informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling

Stockholder that a donee, pledgee or other transferee intends to sell more than 500 shares, a supplement to this prospectus will be filed if required by law.

     The Company has agreed to pay all fees and expenses incident to the filing of the Registration Statement on Form S-3 with respect to the Shares (including all amendments thereto, the "Registration Statement"). The Company has also agreed to indemnify the Selling Stockholders and any other person who sells Shares pursuant to this Prospectus, and any officer, director or agent of such person, against certain civil liabilities, including liabilities under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Latham & Watkins, San Francisco, California.

                                     EXPERTS

     The consolidated financial statements of The Spectranetics Corporation and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     As permitted by the rules and regulations of the Securities and Exchange Commission (the "Commission"), this prospectus does not contain all of the information set forth in the Registration Statement with respect to the Shares and the exhibits and schedules to the Registration Statement. For further information about the Company and the Shares, reference is made to the Registration Statement.

     The Company is subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act, files annual and quarterly reports, proxy materials and other information with the Commission. You can inspect and copy reports and other information filed by the Company with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0300. The Commission also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements regarding issuers, including the Company, that file electronically with the Commission.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company under the Exchange Act with the Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, containing audited financial statements for each of the years in the three year period ended December 31, 1997.

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

     (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 000-19711) which was declared effective by the Commission on December 5, 1991.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     A copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits to such documents which are not specifically incorporated by reference therein) will be provided without charge to any person to whom a copy of this prospectus is delivered, upon written or oral request. Copies of this prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this prospectus under Section 10(a) of the Securities Act will also be provided without charge to each such person, upon written or oral request. Requests for such copies should be addressed to James P. McCluskey, Treasurer and Secretary, 96 Talamine Court, Colorado Springs, Colorado 80907 (telephone number (719) 633-8333).

================================================================================

No dealer, sales person or any other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offering herein contained, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereafter shall, under any circumstances, create any implications that the information contained herein is correct as of any date subsequent to the date hereof.

                                   ----------

                                TABLE OF CONTENTS
                                                                            Page

The Company ...............................................................  2
Risk Factors ..............................................................  2
The Selling Stockholders ..................................................  8
Plan of Distribution ......................................................  9
Legal Matters ............................................................. 10
Experts ................................................................... 10
Available Information ..................................................... 10
Incorporation of Certain
  Information by Reference ................................................ 11




================================================================================

                                3,800,000 SHARES


                          THE SPECTRANETICS CORPORATION




                                  COMMON STOCK








                                   ----------
                                   PROSPECTUS
                                   ----------



                               ____________, 1999





================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The expenses relating to the registration of the Shares will be borne by the Company. Such expenses are set forth in the table below. All amounts are estimates except the Securities Act registration fee.

     Securities Act Registration Fee .......................       $  2,839
     Legal Fees and Expenses* ..............................        185,000
     Accounting Fees and Expenses* .........................         12,500
     Miscellaneous .........................................          8,661

     Total .................................................       $208,000
                                                                   ========

     *    Estimated.

Item 15.  Indemnification of Directors and Officers.

     The Company's Restated Certificate of Incorporation (as amended, the "Certificate of Incorporation") provides that to the fullest extent permitted by the Delaware General Corporation Law ("Delaware Law"), a Director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

     In addition, the Company has entered into agreements (the "Indemnification Agreements") with each of the directors of the Company pursuant to which the Company has agreed to indemnify such director from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director and arising out of his capacity as a director, employee and/or agent of the corporation of which he is a director to the maximum extent provided by applicable law. In addition, such director will be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate the Company to purchase and maintain insurance for the benefit and on behalf of its directors insuring against all liabilities that may be incurred by such director in or arising out of his capacity as a director, employee and/or agent of the Company.

     To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors, such repeal or limitation may not be effective as to directors who are currently parties to the Indemnification Agreements, because their rights to full protection are contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of the Company.

Item 16.  Exhibits.

     The following documents are filed as part of this Registration Statement.

Exhibit Number              Description
--------------              -----------

     5.1             Opinion of Latham & Watkins.

    23.1             Consent of Latham & Watkins (included in its opinion
                       filed as Exhibit 5.1).

    23.2             Consent of KPMG Peat Marwick, LLP.

    24.1             Power of Attorney (included on signature page).


Item 17.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously discussed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on the 29th day of December, 1998.

                                        THE SPECTRANETICS CORPORATION,
                                        a Delaware corporation



                                        By: /s/ Joseph A. Largey
                                           -------------------------------------
                                           Joseph A. Largey
                                           President and Chief Executive Officer
                                           and Director

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Joseph
A. Largey and James P. McCluskey, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                        Title                      Date
         ---------                        -----                      ----
/s/ Emile J. Geisenheimer          Chairman of the Board       December 29, 1998
---------------------------           and Director
   Emile J. Geisenheimer


/s/ Joseph A. Largey                     President,            December 29, 1998
---------------------------        Chief Executive Officer
      Joseph A. Largey                  and Director
                               (Principal Executive Officer)


/s/ James P. McCluskey          Vice President, Finance,       December 29, 1998
---------------------------  Chief Financial Officer, Secretary
    James P. McCluskey                  and Treasurer
                                  (Principal Financial and
                                     Accounting Officer)

/s/ Gary R. Bang                        Director              December 29, 1998
---------------------------
    Gary R. Bang

/s/ Cornelius C. Bond, Jr.              Director              December 29, 1998
---------------------------
    Cornelius C. Bond, Jr.


/s/ James A. Lent                       Director              December 29, 1998
---------------------------
    James A. Lent


/s/ Joseph M. Ruggio, M.D.              Director              December 29, 1998
---------------------------
    Joseph M. Ruggio, M.D.

/s/ John G. Schulte                     Director              December 29, 1998
---------------------------
    John G. Schulte

                                  EXHIBIT INDEX

Exhibit Number                 Description
--------------                 -----------
    5.1               Opinion of Latham & Watkins.
   23.1 Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).
   23.2               Consent of KPMG Peat Marwick, LLP.
   24.1               Power of Attorney (included on signature page).